#021 Putnam Health Sciences Trust
8/31/04 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short term trading activity. During the funds fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $186,520.



72DD1 (000s omitted)

Class A	 	$12,933

72DD2 (000s omitted)

Class M		$32
Class R		 0
Class Y		284

73A1

Class A		$0.369

73A2

Class M 		$0.040
Class R		 0.436
Class Y		 0.530

74U1 (000s omitted)

Class A		 30,102
Class B		 19,548
Class C		 847

74U2 (000s omitted)

Class M		 639
Class R		 0
Class Y		 519


74V1

Class A		$57.80
Class B		 53.34
Class C		 56.00

74V2

Class M		$55.57
Class R		 57.51
Class Y		 58.30